Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Accustem Sciences Limited:

We consent to the use of our report dated March 10, 2021 with respect to the consolidated balance sheet for the year ended December 31, 2020 and the related consolidated statements of operations and comprehensive loss, cash flows and shareholders’ equity for the period from June 5, 2020 to December 31, 2020, and the related notes, for Accustem Sciences Limited and to the reference to our firm under the heading “Statement by Experts” in Amendment No. 1 to the registration statement on Form 20-F.

/s/ Mazars LLP.

Mazars LLP

London, England

May 6, 2021